                                                                   EXHIBIT 21.1


                                  SUBSIDIARIES

         The subsidiaries of American Lawyer Media Holdings, Inc. are as follows:


       NAME                                        JURISDICTION OF INCORPORATION

       American Lawyer Media, Inc.                 Delaware

         The subsidiaries of American Lawyer Media, Inc. are as follows:


        NAME                                       JURISDICTION OF INCORPORATION

        National Law Publishing Company, Inc.      New York

       The subsidiaries of National Law Publishing Company, Inc. are as follows:


        NAME                                       JURISDICTION OF INCORPORATION

        The New York Law Publishing Company        New York
        NLP IP Company                             Delaware
        PPC Publishing Corporation                 New York